Exhibit 10.6

NOTE AND WARRANT PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement, dated as of January 17, 2012 (this “Agreement”), is entered into by and among NutraCea, a California corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”). The parties agree as follows:

RECITALS

A.            On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a secured convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto, together with a related warrant to acquire shares of the Company’s Common Stock.

B.            Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

1.            The Notes and Warrants.

(a)            Issuance of Notes. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Investor, and each Investor agrees, severally and not jointly, to purchase, a secured convertible promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount set forth opposite the respective Investor’s name on Schedule I hereto. The RiceX Company, a Delaware corporation, and Rice Science, LLC, a Delaware limited liability company (collectively, “Patent Subsidiaries”), will be obligors under the Notes. The initial “Conversion Price” of a Note issued at a Closing (as defined below) shall equal 80% of the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding the date of such Closing. For purposes of this Agreement, (i) “VWAP” means, for any date, the dollar volume-weighted average price of the Company’s Common Stock on the principal market (including, without limitation, the Pink Sheets if that is the principal market) in which it trades during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time and (ii) “Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then tradable. The Company may sell Notes at one or more Closings (as defined below) that collectively have aggregate principal amounts of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) (“Maximum Offering Amount”); provided, however, that the Company may increase the Maximum Offering Amount to up to Ten Million Dollars ($10,000,000) with the prior written consent of a Majority in Interest, which consent shall not be withheld unreasonably.

(b)            Issuance of Warrants. In consideration for the purchase by the Investors of the Notes, the Company will issue to each Investor a warrant in the form attached hereto as Exhibit B (each, a “Warrant” and, collectively, the “Warrants”) to purchase up to a number of shares of Common Stock equal to the quotient obtained by dividing (i) the principal amount of the Note issued to the Investor at a Closing by (ii) the initial Conversion Price of the Note sold to Investor at a Closing (“Warrant Share Number”). The Warrant Share Number for each Warrant will be set forth opposite each Investor’s name on the Schedule I hereto. The per share exercise price of a Warrant issued at a Closing (“Exercise Price”) shall equal the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding the date of such Closing.

(c)            Closing.

(i)            The sale and purchase of the Notes and Warrants shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”) to be held at the offices of Weintraub Genshlea Chediak Law Corporation, 400 Capitol Mall, Eleventh Floor, Sacramento, CA 95814. The initial Closing (“Initial Closing”) shall occur on January 17, 2012, or such other date mutually agreed to by the Company and the Investors (the “Initial Closing Date”).

(ii)            If the aggregate principal amount of the Notes sold at the Initial Closing is less than the Maximum Offering Amount, then, subject to the terms and conditions of this Agreement, the Company may sell and issue Notes (and the corresponding Warrants) at one or more subsequent closings (each, a “Subsequent Closing”), within one hundred eighty (180) days after the Initial Closing, up to the balance of the Maximum Offering Amount to such persons or entities as may be approved by the Company in its sole discretion. Subject to Section 1(c)(iv) below, any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein (except that the Conversion Prices, the Warrant Share Numbers and Exercise Prices shall vary as provided in Sections 1(a) and (b) above), and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement and the Security Agreement in substantially the form attached hereto as Exhibit C (“Security Agreement”), without the need for an amendment to this Agreement or the Security Agreement except to add such person’s or entity’s name to the appropriate exhibit to such agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion; provided, however, no Subsequent Closing will occur later than 180 days after the Initial Closing.

(iii)            Immediately after each Closing, Schedule I will be amended to list the Investors purchasing Notes and Warrants hereunder, the purchase price paid by each Investor at such Closing, and the Conversion Price, Warrant Share Number and Exercise Price relating to each Investor’s purchase at such Closing.

(iv)            If the Exercise Price of any Warrants issued at a Subsequent Closing is lower than the Exercise Price of the Warrants issued at the Initial Closing (as adjusted for stock splits, stock dividends, capital reorganizations and the like), then upon such Subsequent Closing, the Exercise Price of the Warrants issued at the Initial Closing shall automatically reduce to the Exercise Price of the Warrants issued in such Subsequent Closing. If the Conversion Price of any Notes issued at a Subsequent Closing is lower than the Conversion Price of the Notes issued at the Initial Closing (as adjusted for stock splits, stock dividends, capital reorganizations and the like), then upon such Subsequent Closing (i) the Conversion Price of the Notes issued at the Initial Closing shall automatically reduce to the Conversion Price of the Notes issued in such Subsequent Closing (“Adjusted Conversion Price”) and (ii) the Warrant Share Number of the Warrants issued at the Initial Closing shall automatically increase to the Warrant Share Number that would have applied to such Warrants if at the time of their issuance at the Initial Closing the Conversion Price for such Warrants was the Adjusted Conversion Price.

(d)            Delivery. At each Closing, the Company will deliver to each Investor in such Closing an executed Note and Warrant relating to such Closing, against receipt by the Company of the corresponding “Purchase Price” set forth opposite such Investor’s name on Schedule I hereto, by (a) wire transfer in accordance with the Company’s instructions, (b) cancellation of indebtedness owed by the Company to such Investor or (c) any combination of the foregoing. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

(e)            Prior Halpern Loan.

(i)            Background. The Company and Baruch Halpern and Shoshana Halpern, as trustees of the Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006 (“Prior Investor”) are parties to a Note and Warrant Purchase Agreement, dated as of October 7, 2011 (“Prior Purchase Agreement”). Pursuant to the Prior Purchase Agreement, the Company issued to Prior Investor (i) a convertible promissory note in the original principal amount of One Million Seven Hundred Seventy Three Thousand One Hundred Eighty Six Dollars and Thirty Four Cents ($1,773,186.34), (ii) a convertible promissory note in the original principal amount of Five Hundred Fifty Thousand Dollars ($550,000) (together, the “Prior Notes”), and (iii) a warrant to purchase Two Million Three Hundred Twenty Three Thousand One Hundred Eighty Six (2,323,186) shares of the Company’s common stock (“Prior Warrant”).

(ii)            Prior Notes as Payment. At the Initial Closing, the Prior Notes shall automatically cancel and terminate and all outstanding principal and unpaid interest under the Prior Notes as of the date of the Initial Closing shall constitute a payment by Prior Investor to purchase a Note and Warrant hereunder at the Initial Closing.

(iii)            Prior Warrant. Upon the Initial Closing, the Prior Warrant shall automatically terminate and the Prior Investor shall no longer have any rights thereunder.

(iv)            Termination of Prior Purchase Agreement. All rights and obligations of the Company and Prior Investor under the Prior Purchase Agreements shall terminate as of the Initial Closing without any further action on the part of Prior Investor or the Company. Prior Investor and/or the Company will file concurrent with the Initial Closing or promptly thereafter a termination statement with respect to any UCC filings made in connection with the Prior Purchase Agreement, including the UCC-1 financing statement filed with the California Secretary of State designated as document number 20117279458256 (Secured Party: Baruch Halpern).

(f)            Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used as set forth on Exhibit D hereto.

(g)            Attorney’s Fees. The Company shall pay all reasonable attorneys’ fees of the Investors incurred in collecting payments due under the Note or in enforcing any judgment obtained in any related proceeding.

(h)            Director Designation. Within thirty (30) days following the Initial Closing, (i) the Company’s Board of Directors (“Board”) shall create a vacancy (“Vacancy”) on the Board by increasing the authorized number of directors by one (1) and (ii) a Majority in Interest of the Investors shall select an individual (“Designee”) that they would like to serve on the Board and notify the Company in writing of this selection (“Designee Notice”). Any Designee shall be able to serve on the Board if appointed and shall make himself or herself available to the members of the Nominating Committee of the Board (“Nominating Committee”) so that they may complete their evaluation of such Designee. Promptly following the Nominating Committee’s evaluation of the Designee, the Board shall either (i) fill the Vacancy by appointing the Designee to fill the Vacancy or (ii) notify the Investors in writing (a “Fiduciary Notice”) that the Board has determined, after consultation with counsel, that appointing the Designee to the Board would breach the Board’s fiduciary duties. If the Investors receive a Fiduciary Notice, a Majority in Interest of the Investors may select a different Designee and provide the Company with a Designee Notice for the different Designee. If the Investors do not provide the Company with a Designee Notice relating to a Designee for which the Board has not provided a Fiduciary Notice within thirty (30) days of their receipt of a Fiduciary Notice, the Investors shall cease to have any rights under this Section 1(h). So long as the Investors continue to have rights under this Section 1(h), the Investors may continue to provide Designee Notices to the Board as provided herein, and the Nominating Committee shall continue to evaluate such Designees until such time as the Board appoints a Designee to fill the Vacancy. The Board shall not fill the Vacancy with anyone other than a Designee.

(i)            At or promptly after the Closing, in addition to the termination statement for the financing statement set forth in Section 1(e)(iv), the Company will file or cause to be filed a termination statement with respect to the UCC-1 financing statement filed with the California Secretary of State designated as document number 20107255736066 (Secured Party: Allowed Class 6 Claimants Under NutraCea’s First Amended Plan of Reorganization), and re-convey or otherwise terminate encumbrances on the Company’s real property made in connection with the Company’s First Amended Plan of Reorganization, which became effective on November 30, 2010 (the “Plan”).

2.            Representations and Warranties of the Company. Except as set forth in Schedule II hereto (the “Disclosure Schedule”), the Company represents and warrants to each Investor that:

(a)            Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of the Company, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

(b)            Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. The execution, delivery and performance by the Patent Subsidiaries of each Transaction Document to be executed by the Patent Subsidiaries and the consummation of the transactions contemplated thereby (i) are within the power of the Patent Subsidiaries and (ii) have been duly authorized by all necessary actions on the part of the Patent Subsidiaries.

(c)            Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The issuance of the Notes and Warrants, and their subsequent conversion or exercise, as applicable, will not be subject to the preemptive rights of any shareholder of the Company. Except as provided otherwise in Section 1(c) of the Disclosure Schedule, the Company has sufficient authorized shares of Common Stock to allow for conversion of the Notes and exercise of the Warrants. Each Transaction Document executed, or to be executed, by the Patent Subsidiaries has been, or will be, duly executed and delivered by the Patent Subsidiaries and constitutes, or will constitute, a legal, valid and binding obligation of the Patent Subsidiaries, enforceable against the Patent Subsidiaries in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)            Non-Contravention. The authorization, execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws (“Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract, including, without limitation, Plan, to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)            Approvals. No consent, approval, order or authorization of any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby.

(f)            No Violation or Default. The Company is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract, including, without limitation, the Plan, to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(g)            Litigation. Except as set forth in the Disclosure Schedule or under the title “Legal Proceedings” in the SEC Reports (as defined below), no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company at law or in equity in any court or before any other governmental authority that could reasonably be expected to result in a Material Adverse Effect.

(h)            Title; Real Property. The Company owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all the real properties and good title to its other respective assets and properties that are material to its business. Such assets and properties are subject to no Lien other than any Lien arising or permitted under the Transaction Documents and Liens that do not materially affect the value of such assets or properties and do not materially interfere with the use made of such properties and assets by the Company. All of the real property owned or leased by the Company as of the date of this Agreement (other than the offices leased by the Company at its corporate offices in Scottsdale, Arizona) is located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California. The Company’s corporate offices in Scottsdale, Arizona are used only for administrative purposes.

(i)            Intellectual Property. To the best of its knowledge, the Company or the Patent Subsidiaries own or possess sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights material to the Company or the Patent Subsidiaries business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. The Company and/or the Patent Subsidiaries has not received written notice of infringement or violation of any intellectual property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)            Financial Statements. The Financial Statements of the Company that are included in the Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2010 and (ii) Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011, June 30, 2011 and September 30, 2011 (i) are in accordance with the books and records of the Company, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with general accepted accounting principles as in effect in the United States of America from time to time; and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. The Company’s assets have not materially changed and no material assets have been disposed of since the dates covered on the Company’s financial statements.

(k)            No Material Adverse Effect. Since September 30, 2011 through the date hereof, (i) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (ii) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by the Company, nor has the Company purchased or redeemed any of its shares or shares of a subsidiary or other affiliate; and (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Company, except as would not reasonably be expected to result in a Material Adverse Effect.

(l)            Authorized and Outstanding Stock, Options and Other Rights. The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, no par value per share, of which 201,264,622 shares are outstanding as of the close of business on the date hereof, all of which are validly issued, fully paid and non-assessable, and 20,000,000 shares of Preferred Stock, none of which are outstanding as of the close of business on the date hereof. A total of 86,606,211 shares of Common Stock underlie outstanding warrants, convertible notes and stock options. Except as set forth in the Section 2(l) of the Disclosure Schedule or as provided above, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of the Company, or which enable or require the Company to acquire shares of its capital stock or other investment securities issued by the Company from any holder, are authorized, issued or outstanding. The shares to be issued, sold and delivered upon conversion of the Notes and in accordance with the terms of the Warrants will be duly authorized and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Section 2(l) of the Disclosure Schedule describes any Company securities or instruments that contain price-based anti-dilution or similar provisions that will be triggered by the issuance of the Notes and Warrants.

(m)            Indebtedness. Except as set forth in the Company’s Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (the “Commission”) in 2011 (“SEC Reports”) or Section 2(m) of the Disclosure Schedule, neither the Company nor any of its subsidiaries other than NutraSA, LLC have any outstanding Indebtedness. “Indebtedness” means, without duplication, all (i) indebtedness for borrowed money, (ii) notes payable, whether or not representing obligations for borrowed money, (iii) obligations representing the deferred purchase price for property or services, (iv) obligations secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the liability secured thereby shall have been assumed, (v) all guaranties, endorsements and other contingent liabilities, in respect of Indebtedness of others, whether or not the same are or should be so reflected in the Company’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (vi) that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied, and (vii) unsecured debt of the Company.

(n)            Environmental Matters. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, neither the Company nor any other person having an interest in any property which the Company owns or leases, or has owned or leased, or in which it either holds any security interest, mortgage, or other liens or interest, including, without limitation, as beneficiary of a deed of trust (the “Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise) or disposal of Hazardous Material on or from the Property except as allowable by and in accordance with Environmental Laws. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on the Property; (ii) condition that could result in any use, ownership or transfer restriction on the Property; or (iii) condition of nuisance on or from the Property. During the past six years, the Company has not received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against the Company, any such other person or such Property as a result of any of the foregoing events or has knowledge of any condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation. “Hazardous Material” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government authority in connection with any Environmental Law. “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

(o)            Financial Position; Satisfaction of Obligations under Plan. After giving effect to the transactions contemplated by this Agreement, the Company will be able to pay its debts as they become due in the ordinary course of business, and the fair value of the total assets of the Company will at least equal the sum of its total liabilities, and none of the transactions contemplated by this Agreement will cause the Company to be in violation of any of Sections 500, 501, 502 or 503 of the California Corporations Code. After giving effect to the use of proceeds as set forth in Exhibit D to this Agreement, all obligations of the Company under the Plan will be fully satisfied and discharged and the Company will have no further obligations thereunder.

(p)            Subsidiaries. Except as set forth in Exhibit 21.01 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company does not directly or indirectly beneficially own any shares of capital stock of any other corporation or entity, and is not a part of nor has any ownership interest in any limited liability company, trust, general or limited partnership or any unincorporated association. Other than NutraSA, LLC, which owns 100% of a corporation that operates a rice bran facility in Brazil, no material assets other than patents are held by any of the entities set forth in Exhibit 21.01 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(q)            No Undisclosed Liabilities. To the Company’s knowledge, neither the Company nor any of its subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected in the Company’s consolidated financial statements filed with the Commission, except for liabilities and obligations incurred in the ordinary course of business that are not material, either individually or in the aggregate.

3.            Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note and the Warrants as follows:

(a)            Information on Company. The Investor has been furnished, prior to the Closing Date of this Agreement, with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s Form 10-K for the year ended December 31, 2010, as amended, and filed with the Commission together with all filed Forms 10-Q, 8-K, and any amendments thereto, filed subsequent to the Form 10-K, including any exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and filings made with the Commission available at the EDGAR website. In addition, the Investor has received such other information concerning the Company’s operations, financial condition and other matters as the Investor has requested in writing, and considered all factors the Investor deems material in deciding on the advisability of investing in the Note and Warrant. The Company has, prior to the Closing in which Investor is purchasing a Note and Warrant, granted to such Investor the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors and employees concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Note and Warrant hereunder, and based thereon believes it can make an informed decision with respect to its investment in the Note and Warrant. Neither such information nor any other investigation conducted by such Investor or its representatives shall modify, amend or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor has conducted its own due diligence and has not relied on any third-party other than the Company, including without limitation Halpern Capital, in making its investment decision.

(b)            Accredited Investor. The Investor is, and will be at the time of the applicable Closing, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Investor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended; is experienced in investments and business matters, has made investments of a speculative nature; understands that an investment in the Note and Warrant involves a high degree of risk, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Investor has the authority and is duly and legally qualified to purchase and own the Note and the Warrant. The Investor is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on Schedule 1 for the Investor is accurate.

(c)            Purchase of Notes and Warrants. At Closing, the Investor will purchase the Notes and Warrants as principal for its own account for investment only and not as a nominee or agent and not with a view towards or for resale in connection with the distribution of the Notes, Warrants or securities issuable upon exercise or conversion thereof, except pursuant to sales that are registered under, or are exempt from the registration requirements of, the Securities Act.

(d)            Compliance with Securities Act. The Investor understands and agrees that the Note, the Warrant and the underlying securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Investor contained herein), and that such securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration. Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes, the Warrants or the underlying securities.

(e)            Communication of Offer. The offer to sell the Note and Warrant was directly communicated to the Investor by the Company. At no time was the Investor presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising, or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(f)            Organization; Authority. If an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

(g)            Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Investor and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Investor has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Investor relating hereto.

(h)            Correctness of Representations. Such Investor understands that the Note and Warrant are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 3 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Note and Warrant. Each Investor represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless an Investor otherwise notifies the Company prior to the Closing, shall be true and correct as of Closing.

(i)            No Tax or Legal Advice. Such Investor understands that nothing in this Agreement, any other agreement or any other materials presented to such Investor in connection with the purchase and sale of the Note and Warrant constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Note and Warrant.

4.            Conditions to Closing of the Investors. Each Investor’s obligations at a Closing are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

(a)            Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct as of the date of such Closing.

(b)            Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants.

(c)            Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e)            Mortgages. The Company shall have caused a mortgage, deed of trust or other applicable instrument (collectively, “Mortgages”) in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure the Obligations with the Company’s real property interests (“Company Real Property”) located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California.

(f)            Minimum Cash Investment. The following amounts shall have a sum of at least One Million Six Hundred Fifty Thousand Dollars ($1,650,000): (i) the total cash payments that are made to purchase Notes and Warrants hereunder, (ii) the total amount of payments owed to the general unsecured creditors under NutraCea bankruptcy plan of reorganization that are cancelled or converted to purchase Notes and Warrants hereunder, (iii) up to One Hundred Thousand Dollars ($100,000) of obligations owed by the Company (other than those provided in part (ii) of this paragraph) that are cancelled or converted to Purchase Note and Warrants hereunder and (iv) the proceeds to the Company under the Convertible Debt Facility (as defined in the Security Agreement).

(g)            Transaction Documents. The Company shall have duly executed and delivered to the Investors the following documents:

(i)            This Agreement;

(ii)            Each Note (including execution by the Patent Subsidiaries) and Warrant issued hereunder to the Investors at such Closing;

(iii)            The Security Agreement (including execution by the Patent Subsidiaries); and

(iv)            All UCC-1 financing statements and other documents and instruments which the Investor may reasonably request, including filings required to be made in the United States Patent and Trademark Office, to perfect its security interest in the collateral described in the Security Agreement.

(h)            Directors. One member of the Company’s Board of Directors as of January 1, 2012 shall have resigned from the Board of Directors and Baruch Halpern shall have been appointed to serve as a member of the Board of Directors, effective as of the Initial Closing.

(i)            Escrow. If the Purchase Price for one or more Investors will be released to the Company through an escrow at a Closing, each such Investor shall have entered into an escrow agreement in form reasonably acceptable to the Company and such Investor.

(j)            Title Insurance. The Company will have obtained, and the Investors or their designee will have received, a commitment to issue an ALTA standard lender’s policy of title insurance in favor of the Investors with respect to each of the Company Real Property, except the Company Real Property located in Lake Charles and Mermentau, Louisiana (the “Louisiana Property”), all in form and substance reasonably satisfactory to the Investors, and the Company shall have executed and delivered to the title company(s) such reasonable affidavits, indemnification agreements and bonds as may be necessary to cause the title company(s) to issue the endorsements and affirmative coverages reasonably requested by the Investors or their designee.

5.            Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes and the Warrants at a Closing is subject to the fulfillment, on or prior to such Closing, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)            Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Initial Closing.

(b)            Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants.

(c)            Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)            Security Agreement. Each Investor and the Collateral Agent (as defined in the Security Agreement) shall have executed and delivered the Security Agreement.

(e)            Notes. Each Investor purchasing a Note at a Closing shall have executed and delivered such Note.

(f)            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

(g)            Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors at such Closing, of the applicable Notes and Warrants shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(h)            Subordination Agreements. Each of the Investors shall have entered into a subordination agreement in form satisfactory to the Investors and the Convertible Debt Lender (as defined in the Security Agreement) (“Subordination Agreement”).

(i)            Escrow. If the Purchase Price for one or more Investors will be released to the Company through an escrow at a Closing, each such Investor shall have entered into an escrow agreement in form reasonably acceptable to the Company and such Investor.

(j)            Purchase Price. Each Investor shall have delivered to the Company the Purchase Price in respect of the Note and Warrant being purchased by such Investor referenced in Schedule 1 hereof.

6.            Miscellaneous.

(a)            Waivers and Amendments. Except as expressly provided otherwise herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investors holding a Majority in Interest; provided, however, that Investors purchasing Notes and Warrants in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 1(c) without any amendment of this Agreement or the Security Agreement pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor at a particular Closing different from other Investors at such Closing with respect to the Notes and Warrants issued to them at such Closing (other than as provided in Section 1(a) and 1(b) above), the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any of the securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which securities have been exercised) and each future holder of all such securities.

(b)            Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c)            Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)            Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)            Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)            Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investors holding a Majority in Interest.

(g)            Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)            Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (i) if to an Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253, facsimile: (602) 522-3001, Attn: Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i)            Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes and Warrants to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Electronic copies of signed signature pages will be deemed binding originals.

(k)            Post-Initial Closing Activities. As soon as reasonably practicable following the Initial Closing, but in no event later than 30 calendar days thereafter, the Company shall cause the Investors to receive a lender’s policy of title insurance that is reasonably satisfactory to a Majority in Interest that insures the Mortgages as a valid lien on the Company Real Property, subject only to the liens disclosed under such policy. As soon as reasonably practicable following the Initial Closing, at the request of a Majority in Interest the Company shall cause an amended mortgage, deed of trust or other applicable instrument in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure Obligations with the Company Real Property. The Company covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to further effect the terms of this Agreement.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:

NUTRACEA
a California corporation

By:
Jerry Dale Belt, Chief Financial Officer

INVESTORS:

{INVESTOR 1 NAME}

By:
Name:
Title:

{INVESTOR 2 NAME}

By:
Name:
Title:

[Signature page for Note and Warrant Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address	Note Amount	Warrant

{Investor 1 name}	$_______________

Address for all notices:

{Investor 1 name}

________________________
________________________
Attn: ___________________
Tel.:( ) ___-____
Fax:( ) ___-____

I-1

Name and Address	Note Amount	Warrant

{Investor 2 name}	$_______________

Address for all notices:

{Investor 2 name}

________________________
________________________
Attn: ___________________
Tel.:(___) ___-____
Fax:(___) ___-____

I-2

SCHEDULE II

DISCLOSURE SCHEDULE

II-1

Exhibit A

FORM OF NOTE

Exhibit B

FORM OF WARRANT

Exhibit C

FORM OF SECURITY AGREEMENT

Exhibit D

USE OF PROCEEDS

Funding Proceeds:
New funding	1,712,523
Rollover existing Halpern debt	2,387,477
4,100,000

Use of new funding proceeds:
Final unsecured creditor payment - Class 6	(1,560,982)
Final unsecured creditor payment - Class 2	(84,128)
Operating and working capital needs	(67,413)
Equals new cash	(1,712,523)

I-2